UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 14, 2012
(Date of earliest event reported)

NOVELOS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-119366	04-3321804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Gateway Center, Suite 504
Newton, MA 02458
(Address of principal executive offices)

(617) 244-1616
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

item 5.02	compensatory arrangements of certain officers

On December 14, 2012, the Company’s board of directors granted options to purchase a total of 1,932,650 shares of the Company’s common stock under the 2006 Stock Incentive Plan to directors, officers, employees and consultants of the Company, including the following grants to the Company’s Named Executive Officers:

•	An option granted to Harry S. Palmin to purchase 502,650 shares of common stock at an exercise price of $0.75 per share, which option will vest with respect to: 335,100 of such shares in equal quarterly installments over a four-year period; 83,775 of such shares upon the closing of one or more financings with total gross proceeds of at least $7 million on or before January 31, 2013; and an additional 83,775 of such shares upon the closing of one or more financings with total gross proceeds of at least $10 million on or before January 31, 2013;

•	An option granted to Christopher J. Pazoles to purchase 125,000 shares of common stock at an exercise price of $0.75 per share, which option will vest in equal quarterly installments over a three-year period; and

•	An option granted to Joanne M. Protano to purchase 100,000 shares of common stock at an exercise price of $0.75 per share, which option will vest in equal quarterly installments over a three-year period.

On December 14, 2012, the Company’s board of directors also approved an increase to Mr. Palmin’s annual base salary from $275,400 to $300,000, an increase to Dr. Pazoles’ annual base salary from $255,000 to $265,200 and an increase in Ms. Protano’s annual base salary from $198,900 to $224,757. The salary increases will become effective January 1, 2013.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2012	NOVELOS THERAPEUTICS, INC.

	By:	/s/ Harry S. Palmin
Name: Harry S. Palmin Title: President and Chief Executive Officer

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